Pricing Supplement dated June 20, 2003                            Rule 424(b)(3)
(To Prospectus dated November 21, 2001 and                    File No. 333-72304
Prospectus Supplement dated April 18, 2003)                  Cusip No. 72447WAN9




                                PITNEY BOWES INC.

                      Global Medium-Term Notes - Fixed Rate


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Principal amount: $375,000,000                                    Coupon: 3.875%
Issue price: 98.836%                          Original issue date: June 25, 2003
Agent's discount or commission: 0.650%       Stated maturity date: June 15, 2013
Net proceeds to Pitney Bowes: $368,197,500
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Interest payment dates:

      [ ]    February 1 and August 1
      [X]    Other: June 15 and December 15, Commencing December 15, 2003
             Regular record dates (if other than the 15th day of January and July): June 1 and December 1

Day count convention:
      [ ]    Actual/360
      [ ]    Actual/actual
      [X]    30/360

Redemption:
      [ ]    The notes cannot be redeemed prior to the stated maturity date.
      [X]    The notes can be redeemed prior to the stated maturity date -
             See Other Provisions

Tax Redemption:  [ ] Yes    [X] No

Repayment:
      [X]    The notes cannot be repaid prior to the stated maturity date.
      [ ]    The notes can be repaid prior to the stated maturity date at the option of the holder of the notes.
             Optional repayment date(s):
             Optional repayment price(s):

Additional amounts payable:  [ ] Yes  [X] No

                                     (1)

Specified currency (if other than U.S. dollars):

Authorized denomination (if other than U.S. $1,000 and integral multiples thereof):

Exchange rate agent, if any:

Original issue discount:     [ ] Yes   [X] No
         Issue Price:
         Total amount of OID:
         Yield to maturity:
         Initial accrual period OID:

Exchange listing:  [ ] Yes    [X]  No
         Exchange:

Form:
      [X]    Book-entry (to be held on behalf of The Depository Trust Company)
      [ ]    Book-entry (to be held by a common depositary for Clearstream
             Banking S.A. and Euroclear Bank S.A./N.V., as operator of the
             Euroclear System)
      [ ]    Book-entry (The Depository Trust Company and common depositary)
      [ ]    Individually certificated

Agent:
      [X]    J.P. Morgan Securities Inc.
      [X]    ABN AMRO Incorporated
      [X]    Barclays Capital Inc.
      [X]    Citigroup Global Markets Inc.
      [X]    Deutsche Bank Securities Inc.
      [X]    Goldman, Sachs & Co.
      [X]    Morgan Stanley & Co. Incorporated
      [ ]    Other:_______________________

Agent acting in the capacity as indicated below:
      [ ]    Agent     [X]    Principal

If as principal:
      [ ] The notes are being offered at varying prices related to prevailing market prices at the time of resale.
      [X] The notes are being offered at a fixed initial public offering price of 98.836% of the principal amount.

If as Agent:
             The notes are being offered at a fixed initial public offering price of _____% of the principal amount.


                                     (2)

Other provisions:
         Pitney Bowes Inc. ("PBI") may redeem the notes, in whole or in part, at its option at any time, at a redemption price equal to the greater of
         (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis, assuming a 360-day year of twelve 30-day months, at the adjusted treasury rate selected by the quotation agent plus 15 basis points, plus in each case, accrued interest on the notes to the date on which the notes are to be redeemed. PBI will appoint Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. or their successors and one or more primary U.S. Government securities dealers in New York City as reference dealers and will select one of these reference dealers to act as its quotation agent.



          Terms have been completed as applicable to this transaction.


                                    * * * * *


Certain of the agents will make these Notes available for sale on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between those agents and their respective customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from agents utilizing Market Axess's system based on transactions they conduct through the system. These agents will make the notes available to their respective customers through the Internet, whether made through a proprietary or third-party system, on the same terms as sales made through other channels.